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                                  EXHIBIT 21.1
                         SUBSIDIARIES OF THE REGISTRANT



 - Ventana Medical Systems, S.A.

 - Ventana Medical Systems GmbH

 - Ventana Medical Systems Japan K.K.

 - BioTek Solutions, Inc.

 - BioTechnology Tools, Inc.